CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration on Form S-8 of our report dated March 15, 2021 relating to the consolidated financial statements of AgroFresh Solutions, Inc., appearing in the Annual Report on Form 10-K of AgroFresh Solutions, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Philadelphia, PA
November 10, 2021